Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan of our reports dated December 21, 2012, with respect to the consolidated financial statements of NCI Building Systems, Inc. and the effectiveness of internal control over financial reporting of NCI Building Systems, Inc. included in the Annual Report (Form 10-K) for the year ended October 28, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Houston, Texas

February 5, 2013